                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /x/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /x/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              CASTLE BANCGROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                            CASTLE BANCGROUP, INC.

                                    NOTICE

                                      OF

           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 22, 1998


     NOTICE IS HEREBY GIVEN, that the Annual Meeting of Stockholders (the "Meeting") of Castle BancGroup, Inc., a Delaware corporation (the
"Corporation"), will be held in the community room of First National Bank in DeKalb/Sycamore, 511 West State Street, Sycamore, Illinois, 60178, on Wednesday, April 22, 1998 at 2:00 p.m.

     The Meeting is for the purpose of considering and acting upon:

     (1)  The election of two directors of the Corporation; and

     (2) Such other matters as may properly come before the Meeting or any adjournments thereof.

     Stockholders of record at the close of business on March 13, 1998 are entitled to notice of and to vote at the Meeting or any adjournments thereof.

By Order of the Board of Directors

/s/ David B. Castle

David B. Castle
SECRETARY

DeKalb, Illinois
March 20, 1998


IMPORTANT! TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF THE PROXY IS MAILED IN THE UNITED STATES.

                                  PROXY STATEMENT
                                         OF
                               CASTLE BANCGROUP, INC.
                              121 WEST LINCOLN HIGHWAY
                               DEKALB, ILLINOIS 60115
                                   (815) 758-7007

                            ANNUAL MEETING OF STOCKHOLDERS
                                    APRIL 22, 1998


-------------------------------------------------------------------------------
                                 GENERAL INFORMATION
-------------------------------------------------------------------------------

     This Proxy Statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Castle BancGroup, Inc. (the "Corporation") from holders of the Corporation's outstanding shares of common stock, par value $.33 1/3 per share ("Common Stock"), for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 22, 1998 at 2:00 p.m. in the community room of First National Bank in DeKalb/Sycamore, 511 West State Street, Sycamore, Illinois 60178, or at any adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting and in this Proxy Statement.

     The Corporation will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Corporation and its subsidiaries, without receiving additional compensation therefor, may solicit proxies in person, by telephone or by facsimile. The Corporation may also reimburse brokers, nominees and other fiduciaries for their reasonable expenses in forwarding proxy solicitation materials to beneficial owners. The accompanying Notice of Annual Meeting, this Proxy Statement and the Proxy Card are first being mailed to the Corporation's stockholders on or about March 20, 1998.

-------------------------------------------------------------------------------
                             VOTING AT THE ANNUAL MEETING
-------------------------------------------------------------------------------

     The close of business on March 13, 1998 has been fixed as the record date (the "Record Date") for the determination of stockholders of the Corporation entitled to notice of and to vote at the Annual Meeting. As of the Record Date, the Corporation had 2,156,084 shares of Common Stock issued and outstanding.

     Each proxy that is properly signed and received prior to the Annual Meeting and not subsequently revoked will be voted in accordance with the instructions on such proxy. IF NO INSTRUCTIONS ARE INDICATED, PROXIES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES NAMED IN THE PROXY AND IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. Any stockholder has the right to revoke a proxy at any time prior to its exercise at the Annual Meeting. A proxy may be revoked by properly executing and submitting to the Corporation a later-dated proxy or by mailing written notice of revocation to Castle BancGroup, Inc., 121 West Lincoln Highway, DeKalb, Illinois 60115, Attention: David B. Castle, Secretary. A stockholder may also revoke a proxy by appearing at the Annual Meeting and voting in person. Proxies are valid only for the meeting specified therein or any adjournments of such meeting.

     A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock, represented in person or by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors will determine whether a quorum is present and will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares of Common Stock to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter even though such shares will be considered present for the purpose of determining the presence of a quorum.

     Stockholders have the right to cumulative voting in the election of directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of his or her shares multiplied by the number of directors to be elected. Each stockholder may cast all of those votes for a single nominee or may distribute the votes among as many of the nominees as such stockholder deems appropriate. Cumulative votes for which a proxy is given will be divided equally among all director nominees for whom authority has been given. NOTWITHSTANDING THE FOREGOING, THE PROXY HOLDERS RESERVE THE RIGHT, EXERCISABLE IN THEIR SOLE DISCRETION, TO VOTE PROXIES CUMULATIVELY SO AS TO ELECT ALL OR AS MANY AS POSSIBLE OF SUCH DIRECTOR NOMINEES DEPENDING UPON THE CIRCUMSTANCES AT THE ANNUAL MEETING. In voting on all other matters that may properly come before the Annual Meeting, each stockholder is entitled to one vote for each share of Common Stock held.

     The two individuals receiving the highest number of votes cast will be elected as directors of the Corporation. In all other matters, the affirmative vote of the majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting is required for approval.

-------------------------------------------------------------------------------
                       PROPOSAL NO.  1 - ELECTION OF DIRECTORS
-------------------------------------------------------------------------------

     The Corporation's Board of Directors is currently comprised of nine directors. Three of the current directors, John B. Hiatt, James N. McInnes and William R. Monat, have resigned as directors of the Corporation effective immediately prior to the convening of the Annual Meeting. At such time the number of directors constituting the entire Board of Directors shall be reduced to seven, comprised of two Class I directors, two Class II directors and three Class III directors. The Corporation's Certificate of Incorporation provides that directors are elected for terms of three years, approximately one-third of whom are elected annually. Two directors will be elected as Class I directors at the Annual Meeting to serve for a three-year period, or until their respective successors have been elected and qualified. The Board of Directors has nominated for election as directors Richard C. McGinity and Kathleen L. Halloran. Mr. McGinity became a director of the Corporation on October 16, 1997. Ms. Halloran has not previously served as a director of the Corporation or any of its subsidiaries.

     Each of the nominees has agreed to serve as a director if elected, and the Corporation has no reason to believe that any nominee will be unable to serve. In the event of the refusal or inability of any nominee for director of the Corporation to serve as director, the persons named in the accompanying form of proxy shall vote such proxies for such other person or persons as may be nominated as directors by the Board of Directors of the Corporation, unless the number of directors shall have been reduced by the Board.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF RICHARD C. MCGINITY AND KATHLEEN L. HALLORAN AS DIRECTORS OF THE CORPORATION.

     The following table sets forth information with respect to the director nominees, continuing directors, resigning directors and executive officers of the Corporation.

                                                      YEAR TERM
                                      DIRECTOR OR   AS A DIRECTOR
          NAME               AGE(1)  OFFICER SINCE     EXPIRES             POSITION(2)
---------------------------- ------  -------------  -------------  ---------------------------
 DIRECTOR NOMINEES
 Kathleen L. Halloran         45          (3)             (3)           (3)
 Richard C. McGinity          53         1997            1998        Director

 CONTINUING DIRECTORS
 Robert T. Boey               58         1992            1999        Director
 Donald E. Kieso              61         1993            1999        Director
 Bruce P. Bickner             54         1991            2000        Director
 John W. Castle               64         1984            2000        Director, Chairman of the
                                                                     Board and Chief Executive
                                                                     Officer
 Peter H. Henning             50         1988            2000        Director

 RESIGNING DIRECTORS
 John B. Hiatt                76         1990                        Director
 James N. McInnes             72         1984                        Director
 William R. Monat             73         1983                        Director

 OTHER EXECUTIVE OFFICERS(4)
 Dewey R. Yaeger              57         1997                        President and Chief
                                                                     Operating Officer
 Ronald L. Hovermale          58         1997                        Senior Vice President-
                                                                     Operations, Information
                                                                     Systems and Human Resources
 Thomas D. Young              52         1995                        Senior Vice President-
                                                                     Marketing, Planning and
                                                                     Retail Services Delivery
 Victoria S. Maher            31         1997                        Vice President-Controller
 David B. Castle              30         1996                        Secretary
 James V. Bowers              60         1992                        President of First National
                                                                     Bank in DeKalb
 Lawrence M. Budnik           38         1995                        President of CasBanc
                                                                     Mortgage, Inc.
 Craig Carlson                33         1997                        President of Castle Finance
                                                                     Company
 Michael J. Fogle             49         1997                        President of Castle Bank
                                                                     Harvard, N.A.
 Stan J. Free                 37         1993                        President of The Bank of
                                                                     Yorkville
 James H. Hall
                              56         1993                        Chairman of the Board of
                                                                     The Bank of Yorkville
 A. Gene Shumway              50         1996                        President of The Sandwich
                                                                     State Bank

_________________________

(1)  At January 1, 1998.

(2)  Position with the Corporation unless indicated otherwise.

(3) Ms. Halloran has not previously served as a director of the Corporation or any of its subsidiaries.

(4) John W. Castle, Chairman of the Board and Chief Executive Officer of the Corporation, is listed above under Continuing Directors.

DIRECTOR NOMINEES:

KATHLEEN L. HALLORAN is the Senior Vice President Information Services, Rates and Human Resources of Nicor Gas and has held such position or similar positions with Nicor Gas for more than the past five years.

RICHARD C. MCGINITY is the President of School Street Capital Group, Inc., a boutique investment banking firm in Boston, Massachusetts and has held such position for more than the past five years.

CONTINUING DIRECTORS:

ROBERT T. BOEY is the President of American Bare Conductor, Inc., a manufacturer of electrical copper wire and cable products. He has held such position since 1985. Mr. Boey also has been a director of First National Bank in DeKalb since 1988.

DONALD E. KIESO is the KPMG Peat Marwick Emeritus Professor of Accountancy at Northern Illinois University. He has been a director of The Sandwich State Bank since 1993.

BRUCE P. BICKNER is the Chairman and Chief Executive Officer of DeKalb Genetics Corp., an agricultural genetics company. Mr. Bickner has held such position since 1988. Mr. Bickner is also a director of DeKalb Genetics Corp.

JOHN W. CASTLE is the Chairman of the Board and Chief Executive Officer of the Corporation and has held such offices since 1984. Mr. Castle has been a director of First National Bank in DeKalb, The Sandwich State Bank and Castle Finance Company since 1984, a director of Castle Bank Harvard, N.A. since 1990, a director of The Bank of Yorkville since 1993 and a director of CasBanc Mortgage, Inc. since 1995. Mr. Castle is also the owner, director and an officer of Castle Communications, Inc. a commercial printer. He is the father of David B. Castle.

PETER H. HENNING is the Chairman and Chief Executive Officer of Plano Molding Co., a manufacturer of proprietary and custom plastic injection molded products. Mr. Henning has been a director of The Sandwich State Bank since 1988.

RESIGNING DIRECTORS:

JOHN B. HIATT is retired from Hiatt Brothers, a commercial construction company. Mr. Hiatt has been a director of First National Bank in DeKalb since 1984.

JAMES N. MCINNES served as the President and Chief Operating Officer of the Corporation through December 31, 1997 and had held such positions since 1984 and 1992, respectively. Mr. McInnes has been Chairman of the Board of The Sandwich State Bank since 1992, director of First National Bank in DeKalb since 1984, director of Castle Bank Harvard, N.A. since 1990, director of Castle Finance Company since 1985, director of The Bank of Yorkville since 1993 and director of CasBanc Mortgage, Inc. since 1995. He is also a director of Plano Molding Co.

WILLIAM R. MONAT is a Regency Professor Emeritus at Northern Illinois University. Mr. Monat has been a director of First National Bank in DeKalb since 1982, Secretary and director of CasBanc Mortgage, Inc. since 1995 and director of Castle Finance Company since 1996.

EXECUTIVE OFFICERS:

DEWEY R. YAEGER is the President and Chief Operating Officer of the Corporation. He is a director at The Bank of Yorkville, Castle Bank Harvard, N.A., Castle Finance Company, First National Bank in DeKalb and The Sandwich State Bank. From 1993 to 1997 he was President of Central National Bank of Mattoon, Mattoon, Illinois, and from 1985 to 1993 he was Chairman, President and Chief Executive Officer of First of America Bank DeKalb, N.A.

RONALD L. HOVERMALE is the Senior Vice President - Operations, Information Systems and Human Resources of the Corporation. From 1986 to 1994 he was Senior Vice President of Human Resources and Operations for Bank One, Springfield, Illinois, and from 1991 to 1994 he was Director of Human Resources of Banc One Illinois Corporation.

THOMAS D. YOUNG is the Senior Vice President - Marketing, Planning and Retail Services Delivery of the Corporation. From 1992 to 1995 he was a mortgage banker for Premier Home Financing, Inc., and from 1989 to 1992 he was Vice President of First Nationwide Bank.

VICTORIA S. MAHER is the Vice President-Controller of the Corporation. Ms. Maher has served in various capacities with the Corporation and First National Bank in DeKalb since 1992.

DAVID B. CASTLE is the Secretary of the Corporation. He is Vice President of Operations of Castle Communications, Inc., a commercial printer. He is the son of John W. Castle.

JAMES V. BOWERS is the President of First National Bank in DeKalb. He was President of Castle Bank Harvard, N.A. from 1990 to 1992.

LAWRENCE M. BUDNIK is the President of CasBanc Mortgage, Inc. He was President of Premier Home Financing, Inc. prior to its acquisition by the Corporation in 1995.

CRAIG CARLSON is the President of Castle Finance Company. From 1991 to June 1997 he was Manager of Operations of American General Finance, Inc.

MICHAEL J. FOGLE is the President of Castle Bank Harvard, N.A. Mr. Fogle has served in various capacities at Castle Bank Harvard, N.A. since 1994. From 1991 to 1994 he was Vice President of First of America Rockford and First of America North Central Illinois.

STAN J. FREE is the President of The Bank of Yorkville. During 1993 he was Vice President of First National Bank in DeKalb, and from 1987 to 1993 he was Vice President of 1st National Bank of St. Charles.

JAMES H. HALL is the Chairman of the Board of The Bank of Yorkville. He was President of The Bank of Yorkville from 1971 to 1994.

A. GENE SHUMWAY is the President of The Sandwich State Bank. From 1994 to 1996 he was Senior Vice President of The Sandwich State Bank, and from 1982 to 1994 he was Vice President of The Sandwich State Bank.

-------------------------------------------------------------------------------
                  MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
-------------------------------------------------------------------------------

     The Board of Directors of the Corporation conducts its business through meetings of the full Board and through meetings of committees of the Board. The Board of Directors maintains an Audit, Compensation and Nominating Committee. The Board of Directors held six meetings during 1997. No director of the Corporation attended fewer than 75% of the total meetings of the Board and committee meetings on which such Board member served during this period.

     The Audit Committee is comprised of Robert T. Boey, William R. Monat and Donald E. Kieso. Donald E. Kieso is Chairman of the Committee. The Audit Committee's duties include reviewing the scope of internal and external accounting controls and audit procedures, the Corporation's accounting principles, policies and practices and financial reporting, and the results of internal and external audits conducted with respect to the Corporation and its subsidiaries. The Committee also recommends to the Board of Directors the selection of the Corporation's independent auditors. The Audit Committee met six times during 1997.

     The Compensation Committee is comprised of John B. Hiatt, Bruce P. Bickner and Peter H. Henning. John B. Hiatt is Chairman of the Committee. The Compensation Committee annually reviews all aspects of the compensation for the Chief Executive Officer and for the Chief Operating Officer of the Corporation, including the appropriateness of executive compensation and benefit programs. The Compensation Committee also recommends salary levels for subsidiary senior management which are adopted by the subsidiary Boards of Directors. The Committee is also responsible for recommending to the Board of Directors, the specific individual annual goals and objectives of the Chairman of the Board (Chief Executive Officer) and the President (Chief Operating Officer). The Compensation Committee met five times during 1997

     The Nominating Committee is comprised of Bruce P. Bickner, Peter H. Henning, Robert T. Boey and John B. Hiatt. Peter H. Henning is Chairman of the Committee. John W. Castle, as Chairman of the Board of the Corporation, serves as an ex-officio member of the Committee. The Nominating Committee reviews the requirements for service as a director of the Corporation, reviews potential candidates for director, proposes nominees for director and recommends the successor to the Chairman when a vacancy occurs in that position. The Nominating Committee met four times during 1997.

-------------------------------------------------------------------------------
                                EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

     The following table summarizes compensation for services to the Corporation and the Corporation's subsidiaries for the years ended December 31, 1997, 1996 and 1995 paid to or earned by the Chief Executive Officer of the Corporation and the four most highly compensated executive officers of the Corporation whose salary and bonus exceeded $100,000 for the year ended December 31, 1997. These individuals are sometimes hereinafter referred to as the "named executive officers."

                    `              ANNUAL COMPENSATION(1)  SECURITIES  ALL OTHER
         NAME AND                  ----------------------  UNDERLYING   COMPEN-
    PRINCIPAL POSITION       YEAR    SALARY      Bonus     OPTIONS(#)  SATION(2)
---------------------------  ----   ---------  ---------  -----------  ----------
 John W. Castle              1997   $ 223,500  $  34,556          --   $  31,706
   Chairman of the Board     1996   $ 223,500  $  27,938          --   $  38,058
   and Chief Executive       1995   $ 216,000  $  93,124      30,000   $  49,709
   Officer


 James V. Bowers             1997   $ 150,000  $  47,250          --   $  26,515
   President of First        1996   $ 146,000  $  33,247          --   $  28,617
   National Bank in DeKalb   1995   $ 141,500  $  49,502       8,000   $  28,060


 Lawrence M. Budnik          1997   $ 112,500  $  33,100          --   $   1,030
   President of CasBanc      1996   $ 110,000         --          --         --
   Mortgage, Inc.            1995   $  97,802         --          --         --


 Stan J. Free                1997   $  88,000  $  26,488       1,500   $  15,593
   President of The Bank     1996   $  85,000  $  21,569       3,000   $  12,401
   of Yorkville              1995   $  70,000  $  16,879       2,000   $  10,434


 A. Gene Shumway             1997   $  90,000  $  29,925       2,000   $  16,747
   President of The          1996   $  80,000  $  26,600          --   $  14,454
   Sandwich State Bank       1995   $  72,000  $  19,054         500   $  13,133

____________________________

(1) None of the named executive officers received any perquisites or other personal benefits, securities, or property in an amount exceeding 10% of his salary and bonus during 1995, 1996 and 1997.

(2) For each of the named executive officers, this amount consists entirely of contributions by the Corporation under its Profit Sharing Plan and Supplemental Profit Sharing Plan.

     The following table sets forth information regarding individual grants of stock options made during 1997 to Stan J. Free and A. Gene Shumway. No stock option grants were made during 1997 to the other named executive officers.

                                                                               POTENTIAL REALIZABLE
                                                                                 VALUE AT ASSUMED
                                                                                  ANNUAL RATES OF
                         NUMBER OF      PERCENT                                    STOCK PRICE
                        SECURITIES   TOTAL OPTIONS                               APPRECIATION FOR
                        UNDERLYING    GRANTED TO       EXERCISE                   OPTION    TERM
                         OPTIONS     EMPLOYEES IN        PRICE     EXPIRATION  ---------------------
          NAME          GRANTED(#)    FISCAL YEAR     PER SHARE       DATE         5%        10%
--------------------   ----------   --------------   ----------  ------------- ---------  -----------
 Stan J. Free            1,500(1)         8.5%         $ 22.00       12/18/07    $20,760    $52,590

 A. Gene Shumway         2,000(1)        11.3%         $ 22.00       12/18/07    $27,680    $70,120

_________________________

(1) The options become exercisable with respect to 25% of the shares covered thereby on each of the first four anniversaries of the date of grant.

     The following table sets forth information regarding the year-end values of unexercised stock options held by the named executive officers.


                                                       NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                      UNDERLYING UNEXERCISED       IN-THE-MONEY STOCK
                                                      STOCK OPTIONS AT FISCAL          OPTIONS AT
                                                           YEAR END (#)            FISCAL YEAR END(1)
                           SHARES                    ---------------------------  ---------------------
                          ACQUIRED          VALUE                                    EXER-     UNEXER-
      NAME              ON EXERCISE (#)   REALIZED   EXERCISABLE   UNEXERCISABLE    CISABLE    CISABLE
 ------------------    ----------------  ---------   -----------   -------------  ---------  ---------

 John W. Castle              --              --        15,000         15,000       $120,000   $120,000

 James V. Bowers             --              --         4,000          4,000       $ 32,000   $ 32,000

 Lawrence M. Budnik          --              --          --              --            --         --

 Stan J. Free               --              --         1,750          4,750       $ 10,000   $ 16,000

 A. Gene Shumway             --              --           250          2,250       $  1,750   $  1,750

_______________________

(1) This amount represents the difference between the market value of one share of the Corporation's Common Stock on December 31, 1997 ($22.00) and the option exercise price times the total number of shares subject to exercisable or unexercisable options.

-------------------------------------------------------------------------------
                               DIRECTORS' COMPENSATION
-------------------------------------------------------------------------------

     Each non-employee director of the Corporation received an annual retainer of $7,200. In addition, each non-employee director received a fee of $200 for each Board or committee meeting attended as a member or $300 for each committee meeting attended as chairman of the committee. If a non-employee director is also a director of any bank subsidiary of the Corporation, such non-employee director receives an identical annual retainer and identical fees for meetings attended as a director of the bank subsidiary. If a non-employee director is also a director of a non-bank subsidiary of the Corporation, such non-employee director receives a $250 fee for meetings attended as a director of the non-bank subsidiary. Pursuant to the Corporation's Stock Benefit Plan, when a non-employee becomes a new director of the Corporation, such new non-employee director is automatically granted an option to purchase 1,500 shares of Common Stock. As a result, in 1997 Richard C. McGinity received an option to purchase 1,500 shares of Common Stock. Directors who are employees of the Corporation or its subsidiaries do not receive additional compensation for serving as directors of the Corporation or any of its subsidiaries.

-------------------------------------------------------------------------------
             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
-------------------------------------------------------------------------------

     The members of the Compensation Committee of the Corporation during the fiscal year ended December 31, 1997 were John B. Hiatt (Chairman), Bruce P. Bickner and Peter H. Henning. No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.

     James N. McInnes, President and Chief Operating Officer of the Corporation during 1997, served as a member of the Board of Directors and Compensation Committee of Plano Molding Company, Plano, Illinois during 1997. As a member of the Compensation Committee of Plano Molding Company, Mr. McInnes was actively involved in the determination of compensation awards to Plano Molding's management, including Peter H. Henning. Mr. Henning, who is Chairman of the Board and Chief Executive Officer of Plano Molding Company, is a member of the Corporation's Compensation Committee. As a member of such Committee, Mr. Henning was actively involved during 1997 in the determination of compensation awards to the members of senior management of the Corporation, including Mr. McInnes.

-------------------------------------------------------------------------------
                     REPORT OF THE COMPENSATION COMMITTEE OF THE
                     BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

     The Compensation Committee's goal in setting executive compensation is to attract, retain, motivate and reward highly qualified executive officers to achieve the Corporation's business objectives. This executive compensation program is integrated with the Corporation's annual and long-term business plans in order to provide a strategic link between corporate performance and attainment of corporate goals and executive compensation. The components of the corporate compensation program are base salary, performance incentives (bonus), the Profit Sharing Plan, the Supplemental Profit Sharing Plan and the Stock Benefit Plan.

     The Compensation Committee annually reviews all aspects of compensation for the Chief Executive Officer and the Chief Operating Officer of the Corporation including the appropriateness of executive compensation and benefit programs. The Compensation Committee also recommends salary levels for subsidiary senior management which are adopted by the subsidiary Boards of Directors. The Committee is also responsible for recommending to the Board of Directors the specific individual annual goals and objectives of the Chairman of the Board (Chief Executive Officer) and the President (Chief Operating Officer).

     The Compensation Committee's approach in setting compensation for executive officers is to review their compensation relative to the Corporation's financial results, including growth in earnings, increase in share value, the rate of return on assets and equity, and various measures of productivity and efficiency. Additionally, the Committee reviews performance relative to attainment of specific corporate and individual objectives that are set prior to each year. The Committee also considers the Corporation's and the subsidiary's standing in the community it serves, ratings by regulatory authorities and views of the Corporation's independent auditors.

     In determining the reasonableness of each executive officer's total compensation, the Compensation Committee reviews studies and reports including, among others, the Illinois Bankers Association 1997 Midwest Bank Holding Company Executive Compensation Report and the Crowe Chizek 1997 Bank Compensation Survey. These surveys compile total compensation data based on asset size and geographic region including salary ranges by position. In the past, the Committee has additionally employed the services of a nationally recognized consulting firm to review the Corporation's total compensation programs. The Committee has found these studies to be useful in setting corporate and individual bank subsidiary salary ranges. The Committee has generally used a range of the 50th to 75th percentile in setting base salaries for subsidiary executives depending upon experience and performance.

     The Compensation Committee has also established a peer group for each bank and for the Corporation for purposes of establishing financial objectives and comparison thereto. The financial objectives are return on average assets and return on average equity. The peer groups include companies of similar size in appropriate geographic areas. The Corporation's peer group includes 44 bank holding companies between $350 million and $1.5 billion in size, located in 29 counties in an area generally running from Milwaukee, Wisconsin on the west side of Lake Michigan around the lake to Kalamazoo, Michigan on the eastern side of Lake Michigan.

     The base salaries and annual incentive objectives for the current year are established prior to the beginning of the fiscal year. The level of incentive compensation is determined by the Committee after year-end based upon a review of performance against predetermined objectives. The 1997 return on average assets and return on average equity objectives were established for the Corporation and each subsidiary based on fifty, sixty, and seventy-five percent of the appropriate peer group.

     Mr. Castle's 1997 base salary was unchanged from his 1996 base salary. Mr. McInnes's base salary was reduced by $32,100 from his 1996 base salary to $92,100 for his 1997 services as a part-time employee. Mr. McInnes retired as a senior executive of the Company effective December 31, 1997. Dewey R. Yaeger joined the Company on April 24, 1997 as a consultant at a per diem rate based on $125,000 per annum. Mr. Yaeger was employed on June 10, 1997 as Senior Vice President at an annual base salary of $125,000 prorated to year-end which was subsequently increased on July 15, 1997 to an annual base salary of $135,000. The Committee considered several factors in setting base salaries: (i) relative base salary as compared to others; (ii) increased responsibilities of corporate governance; (iii) continued improvement in share value relative to prior years;
(iv) favorable perception by the local community, regulators and professional consultants; (v) progress attained consolidating and streamlining EDP operations, accounting, and marketing;(vi) progress developing company wide marketing strategies to introduce labeled services and promotions such as "Castle Kids" and "Castle Club"; (vii) continued consolidation and standardization of the human resources function at the corporate level; (viii) improved investor relations; (ix) improved communication of strategic corporate goals to staff; and (x) consultation with other members of the Board of Directors.

     The Committee granted incentive compensation (cash bonus) in the amount of $34,556.00 to Mr. Castle, and $14,175.00 to Mr. Yaeger. Incentive compensation is awarded according to the written corporate incentive compensation policy in effect on January 1 of the year in which the award is made. Eligibility for incentive compensation (cash bonus) is determined by attainment of corporate annual financial objectives and attainment of individual non-financial objectives. Evaluation of non-financial objectives is subjective in nature. In 1997, the bonuses paid to Mr. Castle and Mr. Yaeger were solely for the attainment of their non-financial objectives.

     Submitted by the Compensation Committee of the Board of Directors:

                                   John B. Hiatt, Chairman
                                   Bruce P. Bickner
                                   Peter H. Henning

-------------------------------------------------------------------------------
                         COMMON STOCK PRICE PERFORMANCE GRAPH
-------------------------------------------------------------------------------

     The following graph compares on a cumulative basis the percentage changes since May 6, 1995 (the date on which the Common Stock was registered under Section 12 of the Securities Exchange Act of 1934) in (a) the total stockholder return on the Common Stock, (b) the total return of companies in the NASDAQ Market Index ("NASDAQ Index"), and (c) the total return of all banking organizations traded on the NASDAQ Market ("Bank Group"). The total return information presented assumes the reinvestment of dividends.


                                   [GPRAPH]


                              5/31/95       12/31/95       12/31/96       12/31/97
                             --------      ---------      ---------      ---------
NASDAQ Index                   1.000          1.211          1.434          1.611
Bank Group                     1.000          1.255          1.541          2.087
Castle BancGroup, Inc.         1.000          1.121          1.411          1.436


-------------------------------------------------------------------------------
                       SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                                OWNERS AND MANAGEMENT
-------------------------------------------------------------------------------

     The following table sets forth, as of the Record Date, the number of shares of Common Stock beneficially owned by each person known by the Corporation to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, each director of the Corporation, each director nominee, the named executive officers and all directors, director nominees and executive officers of the Corporation as a group.


                                         AMOUNT AND NATURE OF      PERCENT OF COMMON
 NAME OF BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)    STOCK OUTSTANDING
-----------------------------------    ------------------------   -------------------
 PRINCIPAL STOCKHOLDERS:

 John W. Castle                                  249,925(2)              11.47%(13)
   208 Miller Avenue
   DeKalb, Illinois  60115

 David B. Castle                                 195,877(3)               9.08%
   2851 Country Club Lane
   DeKalb, Illinois  60115

 Amy W. Castle                                   187,344(3)               8.69%
   329 Lower Flat Creek Road
   Alexander, North Carolina  28701

 Harry D. Castle                                 187,344(3)               8.69%
   4435 Noble Drive
   San Diego, California  92122

 John L. Castle                                  187,344(3)               8.69%
   920 South 10th Avenue
   St. Charles, Illinois  60174

 James N. McInnes                                146,270(2)               6.72%(13)
  79 Edgebrook Drive
   Sandwich, Illinois  60548

 Ernest A. Basler                                143,513(2)(4)            6.63%(13)
   515 East 4th Street
   Sandwich, Illinois  60548

 Shirley M. Basler                               118,025(5)               5.47%
   515 East 4th Street
   Sandwich, Illinois  60548

 DIRECTORS, DIRECTOR  NOMINEES
 AND NAMED  EXECUTIVE OFFICERS:(6)

 Robert T. Boey                                   11,674(2)(7)              *

 Donald E. Kieso                                  19,876(2)(8)              *

 Bruce P. Bickner                                 31,417(2)               1.46%(13)

 Peter H. Henning                                  3,120(2)(9)              *

 John B. Hiatt                                     7,800(2)                 *

                                          12


 William R. Monat                                 14,792(2)(10)             *

 Kathleen L. Halloran                                 --                   --

 Richard C. McGinity                                  --                   --

 James V. Bowers                                  39,249(2)(11)           1.82%(13)

 Lawrence M. Budnik                               46,120                  2.14%

 Stan J. Free                                      4,871(2)                 *

 A. Gene Shumway                                  13,828(2)(12)             *

 All directors, director                         830,469(2)              37.42%(14)
 nominees and executive
 officers as a group (22  persons)

___________________________

(1) Unless otherwise indicated, the nature of beneficial ownership for shares shown in this column is sole voting and investment power.

(2) Includes the following shares which the beneficial owner has the right to acquire within 60 days through exercise of stock options: J. Castle - 22,500 shares; J. McInnes - 20,000 shares; E. Basler - 8,000 shares; R. Boey - 1,125 shares; D. Kieso - 1,125 shares; B. Bickner - 1,125 shares; P. Henning - 1,125 shares; J. Hiatt - 1,500 shares; W. Monat - 1,500 shares;
     J. Bowers - 6,000 shares; S. Free - 2,500 shares; A. G. Shumway - 250 shares; and all directors, director nominees and executive officers as a group - 63,050 shares.

(3) Includes 45,000 shares held in the David B. Castle 1992 Trust, 45,000 shares held in the Amy W. Castle 1992 Trust, 45,000 shares held in the Harry D. Castle 1992 Trust and 45,000 shares held in the John L. Castle 1992 Trust (180,000 shares in the aggregate). David B. Castle, Amy W. Castle, Harry D. Castle and John L. Castle act collectively as trustee for each of these trusts with shared voting and investment power. The 180,000 shares held by the trusts are reported in the table above in the beneficial ownership totals for each of David B. Castle, Amy W. Castle, Harry D. Castle and John L. Castle.

(4) Based on Schedule 13D dated November 4, 1997. Includes 106,025 shares owned jointly with Shirley M. Basler, Mr. Basler's wife, which are also reported as beneficially owned by Shirley M. Basler.

(5) Based on Schedule 13D dated November 4, 1997. Includes 106,025 shares owned jointly with Ernest A. Basler, Ms. Basler's husband, which are also reported as beneficially owned by Ernest A. Basler.

(6) Information with respect to John W. Castle, Director, Chairman of the Board and Chief Executive Officer, and with respect to James N. McInnes, Director, is included above under Principal Stockholders.

(7)  Includes 1,965 shares owned jointly with Mr. Boey's wife.

(8)  Includes 3,000 shares owned by Mr. Kieso's wife.

(9)  Includes 120 shares owned jointly with Mr. Henning's wife.

(10) Includes 5,200 shares owned jointly with Dr. Monat's wife.

(11) Includes 4,076 shares owned in a joint individual retirement account with Mr. Bowers's wife.

(12) Includes 8,651 shares owned jointly with Mr. Shumway's wife and 2,540 shares owned by Mr. Shumway's wife.

(13) Percentage is calculated on a partially diluted basis, assuming only the exercise of stock options by such individual which are exercisable within 60 days.

(14) Percentage is calculated on a fully diluted basis, assuming the exercise of all stock options which are exercisable within 60 days.

*    Less than 1%.

-------------------------------------------------------------------------------
                             TRANSACTIONS WITH MANAGEMENT
-------------------------------------------------------------------------------

     Several of the Corporation's directors and their affiliates, including corporations and firms of which they are officers or in which they or members of their families have an ownership interest, are customers of the banking subsidiaries of the Corporation. These persons, corporations and firms have had transactions in the ordinary course of business with the banking subsidiaries of the Corporation, including borrowings of material amounts, all of which, in the opinion of management, were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

-------------------------------------------------------------------------------
               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
-------------------------------------------------------------------------------

     Based solely upon its review of Forms 3, 4 and 5 and any amendment thereto furnished to the Corporation pursuant to Rule 16a-3(e) of the Securities Exchange Act of 1934, as amended, and written representations from the directors and executive officers that no other reports were required, the Corporation is not aware of any director, officer or beneficial holder of 10% of its Common Stock that failed to file any such reports on a timely basis during 1997, except that a Form 3 for Richard C. McGinity, a director of the Corporation, was filed late.

-------------------------------------------------------------------------------
                            INDEPENDENT PUBLIC ACCOUNTANTS
-------------------------------------------------------------------------------

     The Board of Directors has selected KPMG Peat Marwick LLP, independent certified public accountants, to serve as the independent auditors of the Corporation and its subsidiaries for the fiscal year ending December 31, 1998. KPMG Peat Marwick LLP has served as the Corporation's independent auditors since its inception in 1984. A representative from KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

-------------------------------------------------------------------------------
                                STOCKHOLDER PROPOSALS
-------------------------------------------------------------------------------

     In order to be eligible for inclusion in the Corporation's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Corporation's main office no later than November 20, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

-------------------------------------------------------------------------------
                                    OTHER MATTERS
-------------------------------------------------------------------------------

     The Board of Directors of the Corporation does not intend to present any other matters for action at the Annual Meeting, and the Board has not been informed that other persons intend to present any other matters for action at the Annual Meeting. However, if any other matters should properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote thereon, pursuant to the proxy, in accordance with the recommendation of the Board of Directors of the Corporation.

                             CASTLE BANCGROUP, INC.
                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
         FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 22, 1998

  The undersigned hereby appoints John W. Castle and Dewey R. Yaeger, each with the power to act without the other and with full power of substitution, as the attorneys and Proxies of the undersigned to represent and vote all shares of common stock of Castle BancGroup, Inc. (the "Corporation"), standing in the name of the undersigned at the close of business on March 13, 1998, at the Annual Meeting of Stockholders of the Corporation to be held in the community room of First National Bank in DeKalb/Sycamore on April 22, 1998 or at any adjournments or postponements thereof, with all the powers that the undersigned would possess if personally present on all matters coming before said meeting, as follows:

         (CONTINUED, AND TO BE SIGNED AND DATED, ON THE REVERSE SIDE)

A  /X/  PLEASE MARK YOUR
        VOTES AS IN THIS
        EXAMPLE.

                          FOR all nominees               WITHHOLD
                          listed at right                AUTHORITY
                          (except as indicated to  to vote for one or more
                           the contrary below)     nominees as listed at right

1.  Election as                   / /                         / /
    directors of all
    the nominees
    listed at right.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the line provided below.

_________________________________________________


THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL OF THE NOMINEES.

NOMINEES:   Kathleen L. Halloran
            Richard C. McGinity

2. In their discretion, on such other matter that may properly come before the meeting and any adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED. WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED HEREON.


THIS PROXY MAY BE REVOKED PRIOR TO THE EXERCISE OF THE POWERS CONFERRED BY THE PROXY.


PLEASE SIGN BELOW, DATE AND RETURN PROMPTLY.

                                    PLEASE CHECK BOX IF YOU PLAN TO ATTEND. / /


Signature___________________  ____________________________ Dated:_________, 1998
                               SIGNATURE IF HELD JOINTLY

IMPORTANT: PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. When signing on behalf of a corporation, partnership, estate, trust or in other representative capacity, please sign name and title. If executed by a corporation, the proxy should be signed by a duly authorized officer. If executed by a partnership, please sign in the partnership name by an authorized person.